Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 17, 2025
Registration Statement Nos. 333-278415 and 333-278415-01

$600 million Verizon Master Trust (VZMT) 2025-5 (Device Payment Plans)

Joint Bookrunners:                    RBC (str), Mizuho, MS, Wells Fargo
Co-Managers:                                  DB, Santander, US Bancorp

SERIES	CLS	AMT($MM)	WAL	P.WIN	S/M	ARD	L-FINAL	BENCH	SPRD	YLD	CPN	PX
2025-5	A-1a	400.95	2.99	36-36	AAA/Aaa	06/20/28	06/20/31	I-CRV	+55	4.443	4.40	99.99330
2025-5	A-1b	133.65	2.99	36-36	AAA/Aaa	06/20/28	06/20/31	SOFR30A	+55			100.00000
2025-5	B	40.87	2.99	36-36	AA/Aa1	06/20/28	06/20/31	I-CRV		N/A
2025-5	C	24.53	2.99	36-36	A/Aa3	06/20/28	06/20/31	I-CRV	+100	4.893	4.84	99.98939

-Transaction Details-
Expected Pricing:	PRICED	Offered Amount:	$600,000,000
Expected Settle:	06/24/25	Registration:	SEC Registered
First Pmt Date:	07/21/25	ERISA Eligible:	Yes
Expected Ratings:	S&P/Moody's	RR Compliance:	US-Yes; EU-No; UK-No
Bloomberg Ticker:	VZMT 2025-5	Pricing Speed:	Soft Bullet on 06/20/28 Anticipated Redemption Date ("ARD")
Bloomberg SSAP:	"VZMT255"	Min Denoms:	$1k x $1k
Bill & Deliver:	RBC

------------- CUSIP -------------------- ISIN -----
A-1a             92348K EF6                           US92348K EF66
A-1b             92348K EG4                          US92348K EG40
B                        92348K EH2                          US92348K EH23
C                        92348K EJ8                             US92348K EJ88
--------------------------------------

-Available Materials-
Preliminary Prospectus and FWP (attached)
Intex CDI file (attached)
Intexnet dealname:            "RBCVZMT2505"; password "JX6Y"

Deal Roadshow:                   www.dealroadshow.com; password "Project624"

Direct Link:                                https://dealroadshow.com/e/Project624

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1‑866‑375-6829.